CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 25, 2016, accompanying the financial statements of Investment Grade Income Trust, 10-20 Year Series 34 (included in Van Kampen Unit Trusts, Taxable Income Series 422) as of October 31, 2015, and for the period from December 11, 2012 (date of deposit) through October 31, 2013 and for each of the two years in the period ended October 31, 2015 and the financial highlights for the period from December 11, 2012 (date of deposit) through October 31, 2013 and for each of the two years in the period ended October 31, 2015, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-183823) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
February 25, 2016